Exhibit 99.1

Deluxe Corporation
P.O. Box 64235
St. Paul, MN 55164-0235

For additional information:
Terry D. Peterson
VP, Investor Relations and Chief Accounting Officer
(651) 787-1068

NEWS RELEASE

September 3, 2008

DELUXE ANNOUNCES EXPANSION OF COST REDUCTION PROGRAM

St. Paul, Minn. – Deluxe Corporation (NYSE: DLX) announced today that it has completed a previously announced review of its cost structure in response to the impact a weakened U.S. economy continues to have on the business. As a result, the Company plans to close its Greensboro, North Carolina and North Wales, Pennsylvania, manufacturing facilities and its Thorofare, New Jersey, manufacturing facility and call center. In addition, the Company has identified further opportunities to streamline portions of its business unit support and corporate shared services functions. Combined, these actions will reduce the Company’s workforce by approximately 570 people on a net basis.

The North Wales and Thorofare closures are expected to be complete in the first quarter of 2009, while the Greensboro facility will play a transitional role and is expected to close later in 2009. The other employee reductions should be complete by the end of the third quarter of 2009.

“These were difficult decisions to make, particularly because of the impact on both our employees and three communities,” said Lee Schram, CEO of Deluxe. We truly appreciate our long-standing relationships in each of these communities and the quality service and support employees at these facilities have provided to Deluxe and its customers.”

Deluxe will provide eligible employees with transition support services including severance benefits, outplacement assistance and the opportunity to apply for other open positions within Deluxe.

“These actions, while difficult, along with our strategic focus on driving higher growth business services from our recent acquisitions plus enhanced e-commerce capabilities while sustaining our core check businesses, will better position Deluxe to accelerate our transformation in a challenging economic environment,” Schram stated.

Business Outlook
The Company reaffirmed its revenue outlook for 2008 with an estimated range of $367 million to $374 million for the third quarter and $1.515 billion to $1.535 billion for the full year. The Company also stated that its previously communicated EPS outlook for 2008 has not changed except that it has been updated to include the impact of the additional cost reduction initiatives, including an estimated $22 million for restructuring and other one-time charges. As a result, the Company now expects diluted EPS for the third quarter to be between $0.29 and $0.33, and for the full year to be between $2.25 and $2.35. Operating cash flow for the full year is still expected to be between $195 million and $205 million.

“It was important for us to respond quickly and aggressively to the recent changes in our small business core products’ trends in order to keep our transformation on track,” Schram continued. “These changes will permanently lower our fixed cost structure and help us to offset new cost headwinds as we look to grow EPS in 2009 between 5% and 9% excluding the 2008 restructuring charges.”

Given the expansion of the cost reduction actions, the Company now expects to deliver $250 million of savings, net of investments, through 2010, with approximately $50 million expected to be realized in 2008, $60 million in 2009 and the remaining $35 million in 2010 which includes the full benefit of plant closures and headcount reductions that will be completed throughout 2009.

About Deluxe Corporation

Deluxe Corporation, through its industry-leading businesses and brands, helps financial institutions and small businesses better manage, promote, and grow their businesses. The Company uses direct marketing, distributors, and a North American sales force to provide a wide range of customized products and services: personalized printed items (checks, forms, business cards, stationery, greeting cards, labels, and retail packaging supplies), promotional products and merchandising materials, fraud prevention services, and customer retention programs. The Company also sells personalized checks and accessories directly to consumers. For more information about Deluxe, visit www.deluxe.com.

Forward-Looking Statements
Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the impact that a further deterioration or prolonged softness in the economy may have on demand for the Company’s products and services; the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; declining demand for the Company’s check and check-related products and services due to increasing use of alternative payment methods; intense competition in the check printing business; continued consolidation of financial institutions, thereby reducing the number of potential customers and referral sources and increasing downward pressure on our revenues and gross margins; risks that our Small Business Services segment strategies to increase its pace of new customer acquisition and average annual sales to existing customers, while at the same time increase its operating margins, are delayed or unsuccessful; risks that the Company’s cost reduction initiatives will be delayed or unsuccessful; performance shortfalls by the Company’s major suppliers, licensors or service providers; unanticipated delays, costs and expenses in the development and marketing of new products and services, including new e-commerce, customer loyalty and business services, and the failure of such new products and services to deliver the expected revenues and other financial targets; and the impact of governmental laws and regulations. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s Form 10-K for the year ended December 31, 2007.

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